PRELIMINARY
                                                                    -----------

                        NATIONAL TECHNICAL SYSTEMS, INC.
                             24007 Ventura Boulevard
                           Calabasas, California 91302

                            -------------------------

                            NOTICE OF ANNUAL MEETING
                             -----------------------

To the Shareholders:

            Notice is hereby given that the annual meeting of shareholders of National Technical Systems, Inc., a California corporation, will be held at the Company's Fullerton Test Facility, 1536 East Valencia Drive, Fullerton, California, 92631, on Friday, June 23, 2000 at 11:00 AM for the purpose of considering and acting upon the following:

            1.    To elect four directors for terms expiring in 2003;

            2. To consider and act upon a proposal to amend the Company's 1994 Employee Incentive Stock Option Plan (the "1994 Plan") to increase the number of shares reserved for issuance under the 1994 Plan from 1,500,000 to 2,000,000;

            3. To ratify Ernst & Young LLP as auditors for the year ending January 31, 2001; and

            4. To transact such other business and to consider and take action upon any and all matters that may properly come before the meeting or any adjournment or adjournments thereof. Management has no information of any such other matters.

            Pursuant to the provisions of the Company's Bylaws, the Board of Directors has fixed the close of business on May 12, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

            Financial information concerning the Company is contained in the Annual Report for the fiscal year ended January 31, 2000, which accompanies this Notice of Annual Meeting.

            If you are unable to attend the meeting in person, please execute the enclosed Proxy and return it in the enclosed self-addressed, stamped envelope. If you later find that you can be present, you may, if you wish, vote in person, or you may revoke your proxy or file a new proxy bearing a later date with the Secretary at any time before the voting.

                                          By Order of the Board of Directors

                                                Harold Lipchik
                                                Secretary
Dated: May 22, 2000

                                                                    PRELIMINARY
                                                                    -----------
                        NATIONAL TECHNICAL SYSTEMS, INC.
                            24007 Ventura Boulevard,
                           Calabasas, California 91302
                              ---------------------
                                 PROXY STATEMENT
                              ---------------------

                                  SOLICITATION


      The accompanying Proxy is solicited by the Board of Directors for use at the annual meeting of shareholders to be held on Friday, June 23, 2000, or any adjournment thereof. A Proxy may be revoked by the person giving it at any time before it is exercised, either by giving another proxy bearing a later date or by notifying the Secretary of the Company in writing of such revocation. The giving of the Proxy will not affect your right to vote in person if you later should find it convenient to attend the meeting. The Proxy will be voted in accordance with the specifications made.

      The Company will bear the entire cost of preparing, assembling, printing, and mailing this Proxy Statement, the Proxy, and any additional material which may be furnished to shareholders by the Company. Copies of solicitation material may be furnished to brokerage houses, fiduciaries, and custodians to forward to their principals, and the Company may reimburse them for their expenses in so doing. The Company does not expect to pay any commission or remuneration to any person for solicitation of proxies.

      This Proxy Statement and the Proxy are being mailed to shareholders on or about May 22, 2000.

      Solicitation may be made by mail, personal interview, telephone, and telegraph by officers and regular employees of the Company.

      The close of business on May 12, 2000, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. The outstanding voting securities of the Company at May 12, 2000, consisted of 8,508,500 shares of no par value Common Stock. Shareholders representing a majority of outstanding Common Stock must be present in person or by proxy to constitute a quorum at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

      In voting for the election of Directors, shareholders do not have the right to cumulate their votes.

      A plurality of the votes cast in person or by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of shares of Common Stock representing a majority of shares outstanding is required to approve the proposed amendment to the Bylaws to permit a range of directors. The affirmative vote of a majority of votes cast at the Annual Meeting is required for approval of the amendment to the 1994 Plan and for ratification of Ernst & Young LLP as auditors for the year ending January 31, 2001 and the approval of such other matters as may properly come before the Annual Meeting.

      Abstention and broker non-votes have the same effect as votes against proposals presented to shareholders other than the election of directors. They have no effect on the election of directors. A broker non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.


                     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following tabulation indicates as of May 12, 2000, those persons known to the Company to be beneficial owners of five percent or more of the Company's Common Stock.

                                                Number of Shares      Percent of
Name and Address of Beneficial Owner         Beneficially Owned (1)     Class
------------------------------------         ----------------------     -----
Aaron Cohen...............................         1,156,459            13.6%
  24007 Ventura Boulevard
  Calabasas, California 91302

Jack Lin..................................         1,013,923            11.9%.
  24007 Ventura Boulevard
  Calabasas, California 91302

Marvin Hoffman............................           884,711            10.4%
  24007 Ventura Boulevard
  Calabasas, California 91302

Luis A. and Jacqueline E. Hernandez (2)...           430,425             5.1%
   3069 Misty Harbor
   Las Vegas, Nevada 89117

-------------
(1) Includes shares covered by options that are exercisable within 60 days as follows: Cohen 16,538, Lin 21,710 and Hoffman 8,333, as well as shares in the National Technical Systems Employee Stock Ownership Plan, as follows:
      Lin 6,548, Cohen 11.

(2) This information is based on a Schedule 13D filed with the Securities and Exchange Commission on or about November 13, 1995.

      To the knowledge of management, no other person owns beneficially as much as 5% of the outstanding stock of the Company. The tabulation under "Nomination and Election of Directors" indicates the number of shares owned beneficially by each nominee as of the record date. The directors and executive officers of the Company, as a group (13 persons), owned beneficially as of the record date a total of 3,872,807 shares, or 44.1% of the outstanding stock.

Proposal 1.  ELECTION OF DIRECTORS

      The Board of Directors of the Company currently consists of 11 members, who are divided into two classes of four directors and one class of three directors. Directors are elected for terms of three years. At the Annual Meeting, the term of office of the Class I directors will expire and four directors will be elected to serve for a term of three years and until their respective successors are elected.

      The Board intends to cause the nomination of the four persons named below for election as Class I directors. The directors will be elected by the holders of the Common Stock. The persons named as proxy holders in the accompanying form of proxy have advised the Company that they intend at the Annual Meeting to vote the shares covered by proxies held by them for the election of the nominees named below. If any or all of such nominees should for any reason become unable to serve or for good cause will not serve, the persons named in the accompanying form of proxy may vote for the election of such substitute nominees, and for such lawful term or terms, as the Board may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter. The Board of Directors has no reason to believe the nominees named, or any of them, will be unable to serve if elected.

      All of the Class I nominees, except for Marvin Hoffman, were elected members of the Board of Directors by the shareholders at the 1997 annual meeting of shareholders. Mr. Hoffman and Donald Tringali were appointed to fill vacancies on the Board of Directors on June 25, 1999. No arrangement or understanding exists between any of the nominees and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee.

      The names of the nominees for Class I directors and the Class II and Class III directors who will continue in office after the Annual Meeting until the expiration of their respective terms, together with certain information regarding them, including the amount of Common Stock beneficially owned by them, are as follows:

                                                                                                        Common Stock
                                                                                                       of the Company
                                                                                                        Beneficially
                                                                                 Director Year Term     Owned as of         Percent
           Name                        Age           Position or Office           Since  Will Expire   May 12, 2000 (1)(2)  of Class
--------------------------------       ---  ---------------------------------     -----  -----------   -------------------  --------
Nominees for Class I Directors
------------------------------
Richard Short                          57   Group  President of the Company        1988     2003*          112,210            1.3%
William Traw                           62   Group Senior Vice President of the     1988     2003*           73,135             **
                                               Company
William McGinnis                       41   Executive Vice President and Group     1994     2003*           51,939             **
                                              President of the Company
Marvin Hoffman                         66   President of XXCAL, Inc. and Chief     1999     2003*          884,711           10.4%
                                               Information Officer of the Company
Directors Continuing in Office:
-------------------------------
Class II Directors
------------------
Aaron Cohen                            63   Vice Chairman of the Board and         1997     2001         1,156,459           13.6%
                                            Senior Vice President, Corporate
                                            Development
Arthur Edelstein                       62   Senior Vice President of the Company   1980     2001           352,636            4.1%
Ralph Clements                         67   President of Clements and Associates   1975     2001             1,134             **
Donald Tringali                        42   Executive Vice President, Telemundo    1999     2001             8,120             **
                                              Network Group, LLC
Class III Directors
-------------------
Aloysius Casey                         68   Chairman of the Board of the           1989     2002            32,821             **
                                              Company
Jack Lin                               67   President and Chief Executive Officer  1975     2002         1,013,923           11.9%
                                             of the Company
Robert Lin                             42   Founder, President and Chief           1988     2002           106,505            1.3%
                                            Executive Officer of MTI-Marketing
                                            Techniques, Inc.
*     If elected at the annual meeting
**   Less than 1%

(1) Includes shares covered by options  exercisable  within 60 days, as follows:
    Clements, 625; Edelstein, 52,475; Cohen, 16,538; Short, 44,250; Traw, 34,250; McGinnis, 23,250; Casey, 11,500; J. Lin, 21,710; R. Lin, 2,500 and
    Hoffman, 8,333.

(2) Includes shares in the National Technical Systems Employee Stock Ownership Plan, as follows: Edelstein, 4,760; Short, 2,982; Traw, 3,122; McGinnis, 1,864, J. Lin, 6,548 and Cohen, 11.

      General Casey retired from the United States Air Force in 1988 after a 34-year career. At the time of his retirement he was the Commander of the Space Division, Air Force Systems Command, Los Angeles Air Force Base, California.

      Mr. Jack Lin is a founder and President of the Company and has been associated with the Company continuously since 1961.

      Mr. Robert Lin is the founder, and has been the President and Chief Executive Officer of MTI-Marketing Techniques, Inc., a privately-owned manufacturer and distributor of products for the advertising specialty and premium markets, for more than five years. Robert Lin is the son of Jack Lin.

      Mr. Clements has been President of Clements and Associates, a Sherman Oaks, California financial and economic consulting firm, for more than five years.

      Mr. Edelstein is Senior Vice President of the Company and has been associated with the Company continuously since 1962.

      Mr. Cohen is a founder of the Company and Senior Vice President, Corporate Development. He has been associated with the Company since 1961.

      Mr. Short is President of the Engineering and Evaluation Group and has been associated with the Company continuously since 1975.

      Mr. Traw is Senior Vice President of the Engineering and Evaluation Group. Mr. Traw has been associated with the Company continuously since 1963.

      Mr. McGinnis is Executive Vice President of the Company and President of the Technical Staffing Group. He has been associated with the Company since 1980.

      Mr. Hoffman is Chief Information Officer of the Company and is President of XXCAL, Inc. a wholly owned subsidiary of the Company. Mr. Hoffman has been associated with XXCAL, Inc. as President since 1977.

      Mr. Tringali is Executive Vice President, Telemundo Network Group, LLC and has been such since 1995.

      The Board of Directors of the Company held three regular meetings and one special meeting during the last fiscal year.

      The Company's Board of Directors has an Audit Committee consisting of Messrs. Casey, Clements and Tringali. The function of the Audit Committee is to meet with the independent certified public accountants engaged by the Company to review (a) the scope and findings of the annual audit, (b) accounting policies and procedures and the Company's financial reports, and (c) the internal controls employed by the Company. The Audit Committee held two meetings during the year. The Audit Committee plans on adopting a written Audit Committee Charter prior to June 14, 2000.

      The Compensation Committee of the Board of Directors considers and makes recommendations to the Board of Directors on salaries, bonuses and other forms of compensation for the Company's executive officers. The Compensation Committee currently consists of Messrs. Clements, Casey and Tringali. The Compensation Committee met twice during the year.

      The Stock Option Committee of the Board of Directors makes recommendations regarding the grant of stock options. The Committee, which consists of Messrs. Casey and Tringali, met three times during the year.

      The Nominating Committee, which currently consists of Messrs. J. Lin and Casey, selects nominees for election to the Board of Directors. The Nominating Committee met once during the year.

      Employee-directors receive no additional compensation for serving on the Board. For the fiscal year ended January 31, 2000, General Casey was paid an annual fee of $41,086 in his capacity as Chairman of the Board, Mr. Tringali was paid an annual retainer fee of $7,604, and each other director received $11,406 in annual retainer fees. Directors also are reimbursed for expenses which they reasonably incur in the performance of their duties as directors of the Company. During the fiscal year ended January 31, 2000, a total of $1,000 was paid to General Casey, $33,600 to Ralph Clements and $13,900 to Donald Tringali for consulting services. The Company currently owes Mr. Hoffman $63,863 pursuant to a demand note which was on the books of XXCAL, Inc. when XXCAL, Inc. was acquired by the Company. The demand note accrues interest on the unpaid principal balance at 9% per annum, payable monthly.

   THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THIS PROPOSAL.


Proposal No 2.    APPROVAL OF AMENDMENT TO 1994 STOCK OPTION PLAN

      Under the 1994 Employee Incentive Stock Option Plan (the '1994 Plan'), 700,000 shares initially, and amended to 1,500,000 shares on June 26, 1998, of the Company's Common Stock were initially reserved for issuance upon the exercise of options which may be granted from time-to-time to officers, key employees, directors and consultants of the Company. The proposed amendment to the 1994 Plan, approved by the Board of Directors on November 5, 2000, would increase the number of shares reserved for issuance under the 1994 Plan by 500,000 and is subject to approval by the shareholders of the Company. The 1994 Plan permits the award of both Non-Qualified and Incentive Stock Options.

      The purpose of the 1994 Plan is to attract and retain executives and certain other employees and to secure for the Company the benefits of the incentive inherent in equity ownership by employees and others who are responsible for the continuing growth and success of the Company. The Company believes that equity-based compensation arrangements such as stock options enhance the Company's ability to attract and retain key technical, engineering and management personnel who can make significant contributions to its future success.

      The Company has considered prevailing compensation practices in the industry in which it competes for these people and, particularly, compensation and benefits being offered by companies engaged in recruitment efforts affecting both the Company's personnel and those employment candidates whom the company itself, may, from time-to-time, seek to recruit. On the basis of these considerations, the Company believes that stock options are important compensation elements, particularly during periods, such as those recently experienced, when there is increased compensation for attracting and retaining key technical, management and scientific resources. Moreover, this form of compensation closely aligns employees' interests in the Company's success and growth with similar interests of the Company's shareholders.

      As of the date of this proxy statement, options have been granted under the 1994 Plan to purchase 1,402,331 shares of Common Stock, 173,845 options have been exercised and 1,228,486 shares are currently reserved for issuance upon exercise of outstanding options. A total of 97,669 shares are reserved for future grants.

      The following description summarizes certain provisions of the 1994 Plan. This description is subject to, and is qualified in its entirety by, the full text of the 1994 Plan and the defined terms used therein.

      Administration

      The 1994 Plan is administered by the Board of Directors, or a committee of the Board ( 'Committee'). The Board or Committee, in its sole discretion, determines the directors, officers, key employees and consultants to whom options are to be granted, the type of stock options to be granted, the number of shares to be optioned, the time of exercise and other terms and provisions of each option. The Board is to be empowered to interpret the 1994 Plan, prescribe, amend and rescind the rules and regulations relating to the Plan, amend the Plan, subject to certain limitations, and make all other determinations necessary or advisable for the administration of the 1994 Plan.

      Option Terms

      The exercise price for shares to be covered by an incentive stock option shall be no less than 100% of the fair market value of the shares (or 110% of the optionee at the time the option is granted owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company) on the date the option is granted, as determined by the Board or the Committee. The exercise price for shares to be covered by a non-qualified stock option shall be not less than 50% of the fair market value of the shares on the date the option is granted, as determined by the Board or the Committee, except that, with respect to non-qualified stock options granted to directors, the exercise price shall not be less than 100% of the fair market value of the shares on the date the option is granted, as determined by the Board or Committee.

      The price of any shares purchased upon exercise of an option is to be paid in full at the time of the purchase. Payment for any number of shares purchased upon exercise of options granted under the 1994 Plan may, at the option of the optionee, be made by delivery to the Company of shares of the Common Stock of the Company having a fair market value equal to the exercise price of the option shares. Options shall be exercisable at such times and for such periods as may be fixed by the Board or the Committee, provided that no option shall be exercisable after ten years from the date of grant. In the event of dissolution of the Company, or a merger or consolidation where the Company is not the surviving corporation and the surviving corporation does not agree to exchange its options for options granted under the 1994 Plan, all options granted under the 1994 Plan shall terminate, but an optionee shall have the right to exercise any then outstanding option immediately prior to such dissolution, merger or consolidation without regard to restrictions on time of exercise, except expiration of the option period.

      Stock Subject to Plan

      Providing the amendment to the 1994 Plan is approved by the shareholders, the aggregate number of shares of Common Stock reserved for issuance upon exercise of options granted under the 1994 Plan shall not exceed 1,826,155, which is equivalent to 21.5% of the total currently outstanding shares of the Company's Common Stock. Provision is made for adjustment in the number of option shares and exercise prices in the event of recapitalization.

      Eligibility

      Incentive stock options may be granted only to officers and other key employees of the Company. Non-qualified stock options may be granted to officers, key employees, directors and consultants of the Company.

      Termination of Options

      If the optionee's employment is terminated for any reason other than death, the options may be exercised at any time within 90 days after the date of termination, but not beyond the period such options are exercisable, on the date of termination. If an optionee dies while in the employ of the Company, the optionee's estate may exercise the options within 12 months from the date of death, but not beyond the option period. Options shall not be affected by authorized leaves of absence or by a change of employment so long as the optionee continues to be a director, officer, employee or consultant of the Company. In no case may an option be exercised more than ten years after it is granted. Options granted under the 1994 Plan are not transferable except to the executor or administrator of the optionee's duly appointed and acting guardian or conservator, and shall be exercisable during the optionee's lifetime only by the optionee or by such guardian or conservator for the benefit of the optionee.

      Suspension, Modification and Termination

      The 1994 Plan may at any time, or from time to time, be terminated, suspended, modified, or amended by the Board. No amendment, suspension or termination of the 1994 Plan shall, without the consent of the optionee, alter or impair any rights or obligations under any options granted under the 1994 Plan, except as may be occasioned by the dissolution, or upon the merger or consolidation of the Company where the company is not the surviving corporation and the surviving corporation does not agree to exchange its options for options granted under the 1994 Plan, or in the event the board determines, in its sole discretion, that the Company cannot reasonably comply with the applicable laws and rules in order to implement the 1994 Plan or issue stock upon the exercise of outstanding options. In addition, no such modification or amendment shall, without shareholder approval, increase the number of shares authorized for issuance upon the exercise of options, provide for the grant of options with an exercise price per share less than the amount set forth above or postpone the date of the expiration of the Plan beyond the expiration date set forth below.

      Non-Qualified Stock Options

      There will be no federal income tax consequences to an optionee upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified option, the optionee will recognize taxable income in an amount equal to the fair market value of the stock on the date of exercise less the exercise price paid, and the Company will be allowed subject to the satisfaction of applicable tax reporting obligations, a corresponding tax deduction for compensation expense in an amount equal to the taxable income recognized by the optionee. Upon the subsequent sale of shares acquired upon the exercise of a non-qualified stock option, the optionee generally will recognize gain or loss in an amount equal to the difference between the amount realized upon sale and the fair market value of such shares on the date of exercise.

      Incentive Stock Options

      An optionee who exercises an incentive stock option, both at the time of the initial grant of the option and the time of its exercise will, except as provided in the next sentence, recognize no income for federal income tax purposes. The difference between the fair market value of the stock on the date of exercise and the exercise price paid will be included in the employee's income for alternative minimum tax purposes. The company will generally not be entitled to a tax deduction for compensation expense as a result of the exercise of an incentive stock option, except upon a disqualifying disposition as described below. If an optionee holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, all gain or loss will be recognized at long-term capital gains rates at the time of the disposition of the stock. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods, a disqualifying disposition occurs. At the time of the disqualifying disposition, the optionee will recognize ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price or (ii) the optionee's actual gain, if any, resulting from the purchase and sale. To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will be entitled (subject to the satisfaction of any tax reporting obligation) to a corresponding business expense deduction in the tax year that includes the December 31 of the year the optionee recognizes taxable income.

   THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THIS PROPOSAL.


                             EXECUTIVE COMPENSATION

      The following information is furnished with respect to the Chief Executive Officer and the other most highly compensated executive officers of the Company whose aggregate direct remuneration from the Company during the fiscal year ended January 31, 2000 exceeded $100,000.

                                                     SUMMARY COMPENSATION TABLE
                                                                                 Long Term Compensation
                                                                                 ----------------------
                                     Annual Compensation                               Awards                     Payouts
                                     -------------------                       ------------------------  ---------------------------
Name and Principal                                            Other Annual     Restricted Stock Options/     LTIP       All Other
       Position               Year   Salary ($)  Bonus ($) Compensation ($)(1)  Award(s) ($)    SARs (#) Payouts ($) Compensation($)
-----------------------------------------------  --------- -------------------  ------------    -------- ----------- ---------------
Jack Lin                      2000    322,512        0              0                 0            0          0             0
 President and Chief          1999    339,836     50,000            0                 0            0          0             0
 Executive Officer            1998    316,650     82,500            0                 0            0          0             0

Aaron Cohen                   2000    198,076        0              0                 0            0          0             0
 Senior Vice President        1999    155,650     21,000            0                 0            0          0             0
                              1998    124,759     32,500            0                 0            0          0             0

Arthur Edelstein              2000    199,098        0              0                 0            0          0             0
 Senior Vice President        1999    205,961     31,000            0                 0            0          0             0
                              1998    192,487     50,000            0                 0            0          0             0

Richard Short                 2000    134,674        0              0                 0            0          0             0
 Group President              1999    135,425     21,000            0                 0            0          0             0
                              1998    124,759     32,500            0                 0            0          0             0

Lloyd Blonder                 2000    136,760        0              0                 0            0          0             0
 Senior Vice President,       1999    125,008     21,000            0                 0            0          0             0
 Chief Financial Officer      1998    115,080     30,000            0                 0            0          0             0

(1) Does not include perquisites or personal benefits which are the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named Executive Officer.

                      REPORT OF THE COMPENSATION COMMITTEE

      During the fiscal year ended January 31, 2000, the Compensation Committee of the Board of Directors was composed of Mr. Clements and Mr. Tringali, who are independent, non-employee directors. General Casey, also an independent, non-employee director, has been appointed by the Board to fill the vacancy on the Compensation Committee created by Mr. Derbyshire's resignation. See the description of the Compensation Committee functions above.

      Compensation Policies. Policies governing the compensation of the Company's executives are established and monitored by the Compensation
Committee. All decisions relating to the compensation of the Company's executives during 2000 were made by the Compensation Committee.

     In administering its compensation program, the Compensation Committee follows its belief that compensation should reflect the value created for shareholders while supporting the Company's strategic goals. In doing so, the compensation programs reflect the following themes:

      1. The Company's compensation programs should be effective in attracting, motivating, and retaining key executives;

      2. There should be a correlation of the compensation awarded to an executive, the performance of the Company as a whole, and the executive's individual performance;

      3. The Company's compensation programs should provide the executives a financial interest in the Company similar to the interests of the Company's shareholders; and

      4. The Company's compensation program should strike an appropriate balance between short and long term performance objectives.


Elements of Compensation Programs

      At least annually, the Committee reviews the Company's executive officer compensation programs to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company. The three basic components of the program, each of which is intended to serve the overall compensation philosophy, are as follows:

      Base Salary - Base salary levels are, in part, established through comparisons with companies of similar size engaged in the same or similar business as that of the Company. Actual salaries are based on individual performance of the executive officer within the salary range reflecting job evaluation and market comparisons. Base salary levels for executive officers are reviewed annually and established within a range deemed by the Committee to be reasonable and competitive. The Committee recommended increases and decreases in base salary for the executive officers in fiscal 2000.

      Annual Incentives - The Company's executive officers are eligible to participate in the annual incentive compensation program whose awards are based on the attainment of certain operating and individual goals. The objective of this program is to provide competitive levels of compensation in return for the attainment of certain financial objectives that the Committee believes are primary factors in the enhancement of shareholder value. In particular, the program seeks to focus the attention of executive officers towards earnings growth. Bonuses for executive officers of the Company under this program are intended to be consistent with targeted awards of companies of similar size and engaged in the same or similar business as that of the Company. Actual awards are subject to adjustment up or down, at the discretion of the Committee, based on the Company's overall performance. For fiscal 2000, the Compensation Committee did not award bonuses to executive officers.

      Long-term Incentives - As an important element in retaining and motivating the Company's senior management, the Committee believes that those persons who have substantial responsibility for the management and growth of the Company should be provided with an opportunity to increase their ownership of Company stock. Therefore, executive officers and other key employees are eligible to receive stock options from time to time, giving them the right to purchase shares of Common Stock of the Company at a specified price in the future. The number of stock options granted to executive officers is based on various factors, including the respective scope of accountability, strategic and operational goals and anticipated performance and contributions of the individual executive.

Chief Executive Officer's Compensation

      Mr. J. Lin's compensation is determined pursuant to the principles noted above. The Committee, in considering his compensation for fiscal 2000, reviewed his existing compensation arrangements, comparable compensation for chief executive officers of other companies and the performance of both Mr. J. Lin and the Company. The Committee made the following determinations regarding Mr.
J. Lin's compensation:

      Based upon Mr. J. Lin's and the Company's fiscal 2000 performance, the Company did not increase Mr. J. Lin's base salary.


                                                COMPENSATION COMMITTEE

                                                Ralph Clements
                                                Aloysius Casey
                                                Donald Tringali



Policy with Respect to Internal Revenue Code Section 162(m).

      In 1993, the Internal Revenue Code of 1986 (the "Code") was amended to add
Section 162(m). Section 162(m), and regulations thereunder adopted in 1995, place a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's most highly compensated officers. Section 162(m) does not, however, disallow a deduction for qualified "performance-based compensation" the material terms of which are disclosed to and approved by shareholders. At the present time, the Company's executive officer compensation levels are substantially below the $1,000,000 pay limit and the Company believes that it will most likely not be affected by the regulation in the near future. Where appropriate in light of specific compensation objectives, the Board intends to take necessary actions in the future to minimize the loss of tax deductions related to compensation.


                      INFORMATION CONCERNING STOCK OPTIONS

      The following table set forth certain information at January 31, 2000 and for the fiscal year then ended with respect to stock options granted to the individuals named in the Summary Compensation Table above. No stock appreciation rights have been granted and no options have been granted at an option price below fair market value on the date of the grant.

                                                     OPTION GRANTS IN THE LAST FISCAL YEAR
                                                                                                  Potential Realizable Value
                                                                                                  at Assumed Annual Rates
                                                                                                   of Stock Appreciation
                                 Individual Grants                                                 for the Option Term (1)
                     ----------------------------------------------------------------------  ---------------------------------------
                          Number of          % of total          Exercise                           At 5%           At 10%
                          Securities           Options           or Base                           Annual           Annual
                      Underlying Options    Granted to all      Price per     Expiration           Growth           Growth
Name of Executive          Granted            Employees           Share          Date               Rate             Rate
------------------      -------------         ---------           -----          ----               ----             ----
Jack Lin                50,000 (2)(3)          17.88%            $3.2176       10/31/2009          $101,178        $256,405

Aaron Cohen             10,000 (3)              3.58%             3.5750       12/06/2009            22,483          56,976

Arthur Edelstein        10,000 (3)              3.58%             3.2500       12/06/2009            20,439          51,797

Richard Short           15,000 (3)              5.37%             4.9375       04/05/2009            46,578         118,037
                         7,500 (3)              2.68%             3.2500       12/06/2009            15,329          38,847

Lloyd Blonder           15,000 (3)              5.37%             4.9375       04/05/2009            46,578         118,037
                         7,500 (3)              2.68%             3.2500       12/06/2009            15,329          38,847
-------------

(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any on stock option exercises or stock holdings are dependent on the future performance of the stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(2) Includes 29,412 non-qualified options at $3.09 per share and 20,588 incentive stock options at $3.40 per share.

(3) All options become exercisable at 25% per year, starting nine years prior to expiration date.

      The following table sets forth information concerning the exercise of stock options during the fiscal year ended January 31, 2000 by each of the named executive officers and the fiscal year end spread on unexercised "in-the-money" options.

                                        AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                                    AND FY-END OPTION/SAR VALUE
                                                                       Number of Unexercised            Value of Unexercised
                                                                            In-the money                    In-the-money
                                                                           Options/SARs                     Options/SARs
                                                                             at FY-End                     at FY-End($)(1)
                                                                  -----------------------------    --------------------------------
                         Shares Acquired          Value
        Name               on Exercise           Realized
        ----                   (#)                ($) (2)         Exercisable     Unexercisable      Exercisable     Unexercisable
                         ---------------         ---------        -----------     -------------      -----------     -------------
Jack Lin                      34,928              70,034             5,672          57,905            17,938          188,617

Aaron Cohen                        -                   -             3,000           3,000             8,625           44,375

Art Edelstein                      -                   -            52,475          17,250           112,531           53,344

Richard Short                      -                   -            38,000          13,500           101,750           41,625

Lloyd Blonder                      -                   -            22,000          13,500            59,500           41,625

(1) Market Value of underlying securities at exercise date, minus the exercise or base price of "in-the-money" options/SARs. "Value Realized" is on a pre-tax basis.

(2) Represents the difference between the closing price of the Company's Stock on January 31, 2000 and the exercise price of the options.

                          STOCK PRICE PERFORMANCE GRAPH


      The following graph shows a five-year comparison of cumulative total returns on investment for the Company, the Russell 2000 Index and the S&P Technology Sector (formerly S&P High Tech Composite) Index. The stock price performance shown on the graph below is not necessarily indicative of future price performance.


National Technical Sys Inc (NTSC)

                                                Cumulative Total Return
                                  ---------------------------------------------
                                     1/95   1/96    1/97   1/98    1/99   1/00

NATIONAL TECHNICAL SYSTEMS, INC.      100     91      98    280     197    173

RUSSELL 2000                          100    130     159    203     189    185

S & P TECHNOLOGY SECTOR               100    148     229    277     519    720

                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

      The Company's officers, directors and consultants are required to file initial reports of ownership and reports of change in ownership with the Securities and Exchange Commission. Officers and directors are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on information provided to the Company by individual officers, directors and consultants, the Company believes that during fiscal 2000 all filing requirements applicable to officers and directors have been complied with.


Proposal 3. RATIFICATION OF AUDITORS

      The Board of Directors has selected Ernst & Young LLP as auditors for the Company for the year ending January 31, 2001. That firm became auditors for the Company during the fiscal year ended January 31, 1990. The Board recommends ratification of this action.

      Representatives of Ernst & Young LLP are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from shareholders at the meeting.

      THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

                                  OTHER MATTERS

      Recently, the Securities and Exchange Commission (the "SEC") amended its rule governing a Company's ability to use discretionary proxy authority with respect to shareholder proposals which were not submitted by the shareholders in time to be included in the proxy statement. As a result of that rule change, in the event a shareholder proposal was not submitted to the Company prior to April 5, 2001, the enclosed Proxy will confer authority on the Proxyholders to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the Annual Meeting. As of the date hereof, no shareholder proposal has been submitted to the Company, and management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the proxies solicited hereby will be voted by the proxyholders in accordance with the recommendations of the Board of Directors. Such authorization includes authority to appoint a substitute nominee for any Board of Directors' nominee identified herein where death, illness or other circumstance arises which prevents such nominee from serving in such position and to vote such proxy for such substitute nominee.

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

      Any proposals of shareholders intended to be presented at the next annual meeting (to be held in June 2001) must be received by the Company at its principal executive office located at 24007 Ventura Boulevard, Calabasas, California 91302, not later than January 23, 2001.

P R O X Y



                      NATIONAL TECHNICAL SYSTEMS, INC.
         BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                     Friday, June 23, 2000 at 11:00 a.m.






      The undersigned hereby appoints Aaron Cohen and Ralph Clements, and each of them, attorneys and agents with power of substitution, to vote, as designated below, all stock of the undersigned at the above meeting and at any adjournment or adjournments thereof.


(1)   Election of Directors

            FOR all nominees listed below     WITHHOLD AUTHORITY
            (except as marked to the          to vote for all nominees
            contrary below)         [  ]      listed below      [  ]

            Richard Short, William Traw, William McGinnis, Marvin Hoffman

      (INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)
          -------------------------------------------------------------


(2) To consider and act upon a proposal to amend the Company's 1994 Employee Incentive Stock Option Plan (the "1994 Plan") to increase the number of shares reserved for issuance under the 1994 Plan from 1,500,000 to 2,000,000.

                  FOR [  ]          AGAINST [  ]      ABSTAIN [  ]


(3) To ratify the selection of Ernst & Young LLP as auditors for the fiscal year ending January 31, 2001.

                  FOR [  ]          AGAINST [  ]      ABSTAIN [  ]


(4) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.








                                   (OVER)

IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR AND FOR EACH OF THE PROPOSALS SET FORTH IN THE PROXY STATEMENT.

                                        Dated _______________________, 2000


                                        -----------------------------------
                                        Signature of Shareholder

                                        -----------------------------------
                                        Signature of Shareholder

                                        Please sign exactly as your name appears
                                        hereon. Please date, sign and return the
                                        Proxy promptly in the enclosed envelope.
                                        When  signing  as  attorney,   executor,
                                        administrator,   trustee  or   guardian,
                                        please give full title. If the signature is for a corporation, please sign full corporate name by authorized officer. If the shares are registered in more than one name, all holders must sign